This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated January 8, 2007

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 23, 2005)

$

SOUTHWESTERN ELECTRIC POWER COMPANY

% Senior Notes, Series E due 2017
________________

Interest on the senior notes is payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2007. The senior notes will mature on January 15, 2017. We may redeem the senior notes in whole or in part at our option at any time, and from time to time, at a redemption price equal to 100% of the principal amount of the senior notes being redeemed plus, if applicable, a make-whole premium, together with accrued and unpaid interest to the redemption date. The senior notes do not have the benefit of any sinking fund.

The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all of our secured debt from time to time outstanding, including $90,000,000 of outstanding first mortgage bonds which mature on September 1, 2007. We will issue the senior notes only in registered form in multiples of $1,000.
________________

Per Note	Total
Public Offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to Southwestern Electric Power Company (1)%	$

(1) Plus accrued interest, if any, from January , 2007.
________________

INVESTING IN THESE NOTES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT FOR MORE INFORMATION.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about January , 2007.

________________

Joint Book-Running Managers

Goldman, Sachs & Co.	Lehman Brothers	Wachovia Securities

Co-Managers

Calyon Securities (USA)	Fifth Third Securities, Inc.	SOCIETE GENERALE

The date of this prospectus supplement is January , 2007.

TABLE OF CONTENTS

Prospectus Supplement

Risk Factors	S-3
Use of Proceeds	S-3
Supplemental Description of the Senior Notes	S-3
Underwriting	S-6

Prospectus

Where You Can Find More Information	2
Prospectus Supplements	2
The Company	3
Risk Factors	3
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	4
The Trusts	4
Accounting Treatment of Trusts	5
Description of the Senior Notes	5
Description of the Junior Subordinated Debentures	9
Description of the Trust Preferred Securities	15
Description of Guarantees	33
Relationship Among Trust Preferred Securities, Debt Securities and Guarantees	37
Book-Entry Securities - Registration, Transfer, and Payment of Interest and Principal	38
Plan of Distribution	41
Legal Opinions	42
Experts	42

_________________________

You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any written communication from us or the underwriters specifying the final terms of the offering. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement.

RISK FACTORS

Investing in the senior notes involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, along with disclosure related to the risk factors contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the senior notes.

USE OF PROCEEDS

The net proceeds from the sale of the senior notes will be used for general corporate purposes relating to our utility business. These purposes may include funding our construction program, repaying advances from affiliates and replenishing working capital. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. As of December 31, 2006, advances from affiliates totaled approximately $189 million. We estimate that our construction costs in 2007 will approximate $471 million.

SUPPLEMENTAL DESCRIPTION OF THE SENIOR NOTES

The following description of the particular terms of the senior notes supplements and in certain instances replaces the description of the general terms and provisions of the senior notes under "Description of the Senior Notes" in the accompanying prospectus. We will issue the senior notes under an indenture, dated as of February 25, 2000, between us and The Bank of New York, as trustee, as supplemented and amended and as to be further supplemented and amended.

Principal Amount, Maturity and Interest

The senior notes will initially be issued in an aggregate principal amount of $ . We may at any time and from time to time, without consent of the holders of the senior notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the senior notes. These notes, together with the senior notes, will be a single series of notes under the Indenture.

The senior notes will mature and become due and payable, together with any accrued and unpaid interest, on January 15, 2017 and will bear interest at the rate of % per year from January , 2007 until January 15, 2017. The senior notes are not subject to any sinking fund provision.

Interest on each senior note will be payable semi-annually in arrears on each January 15 and July 15 and at redemption, if any, or maturity. The initial interest payment date is July 15, 2007. Each payment of interest shall include interest accrued through the day before such interest payment date. Interest on the senior notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will pay interest on the senior notes (other than interest payable at redemption, if any, or maturity) in immediately available funds to the owners of the senior notes as of the Regular Record Date (as defined below) for each interest payment date.

We will pay the principal of the senior notes and any premium and interest payable at redemption, if any, or at maturity in immediately available funds at the office of The Bank of New York, 101 Barclay Street in New York, New York.

If any interest payment date, redemption date or the maturity date is not a Business Day (as defined below), we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

"Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

The "Regular Record Date" will be the January 1 or July 1 prior to the relevant interest payment date.

Optional Redemption

We may redeem the senior notes in whole or in part at our option at any time and from time to time, upon no more than 60 and not less than 30 days' notice. We may redeem the senior notes at a redemption price equal to the greater of (1) 100% of the principal amount of the senior notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, plus, in each case, accrued interest thereon to the date of redemption.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the trustee.

"Reference Treasury Dealer" means a primary U.S. government securities dealer selected by us and reasonably acceptable to the trustee.

"Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Limitations on Liens

So long as any of our senior notes issued pursuant to this prospectus supplement are outstanding, we will not create or suffer to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively “Liens”) on any of our utility properties or tangible assets now owned or hereafter acquired to secure any indebtedness for borrowed money (“Secured Debt”), without providing that such senior notes will be similarly secured. This restriction does not apply to our subsidiaries, including Dolet Hills Lignite Company, LLC, nor will it prevent any of them from creating or permitting to exist Liens on their property or assets to secure any Secured Debt. Further, this restriction on Secured Debt does not apply to our existing first mortgage bonds that have previously been issued under our mortgage indenture or any indenture supplemental thereto; provided that this restriction will apply to future issuances thereunder (other than issuances of refunding first mortgage bonds). In addition, this restriction does not prevent the creation or existence of:

•
Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

•	Financing of our accounts receivable for electric service;

•	Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of liens permitted by the foregoing clauses; and

•	The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued in an amount that does not exceed 15% of Net Tangible Assets as defined below.

“Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on our balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities appearing on such balance sheet. For purposes of this definition, our balance sheet does not include assets and liabilities of our subsidiaries.

This restriction also will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business.

UNDERWRITING

Goldman, Sachs & Co., Lehman Brothers Inc. and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions of an underwriting agreement dated the date hereof between us and the underwriters, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally and not jointly agreed to purchase from us the respective principal amount of senior notes set forth opposite its name below:

Underwriter	Principal Amount of Senior Notes
Goldman, Sachs & Co.	$
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
Calyon Securities (USA) Inc.
Fifth Third Securities, Inc.
SG Americas Securities, LLC
Total	$

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the senior notes offered if any of the senior notes are purchased.

The expenses associated with the offer and sale of the senior notes are expected to be approximately $250,000.

The underwriters propose to offer the senior notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of % per senior note. The underwriters may allow, and such dealers may reallow, a discount not in excess of % per senior note to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Prior to this offering, there has been no public market for the senior notes. The senior notes will not be listed on any securities exchange. Certain of the underwriters have advised us that they intend to make a market in the senior notes. The underwriters will have no obligation to make a market in the senior notes, however, and may cease market-making activities, if commenced, at any time. There can be no assurance of a secondary market for the senior notes, or that the senior notes may be resold.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

In connection with the offering, the underwriters may purchase and sell the senior notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the senior notes and syndicate short positions involve the sale by the underwriters of a greater number of senior notes than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such senior notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the senior notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Some of the underwriters or their affiliates engage in transactions with, and have performed services for, us and our affiliates in the ordinary course of business and have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received, or will receive, customary fees and expenses.

PROSPECTUS

$600,000,000

SOUTHWESTERN ELECTRIC POWER COMPANY
1 RIVERSIDE PLAZA
COLUMBUS, OHIO 43215
(614) 716-1000

SENIOR NOTES
JUNIOR SUBORDINATED DEBENTURES

SWEPCO CAPITAL TRUST I
SWEPCO CAPITAL TRUST II
SWEPCO CAPITAL TRUST III

TRUST PREFERRED SECURITIES
Guaranteed as described herein by

SOUTHWESTERN ELECTRIC POWER COMPANY

TERMS OF SALE

This prospectus contains summaries of the general terms of the securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the available prospectus supplement carefully before you invest.

In this prospectus, unless the context indicates otherwise, the words “we”, “ours” and “us” refer to Southwestern Electric Power Company and its consolidated subsidiaries. “Trusts” refer to SWEPCo Capital Trust I, SWEPCo Capital Trust II and SWEPCo Capital Trust III.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 FOR MORE INFORMATION.

The Securities have not been approved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2005.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we and the trusts filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities registered herein.

•	Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Form 10-K/A ; and
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Ms. R. Buonavolonte
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
(614) 716-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The Trusts will not be subject to the informational requirements of the Securities Exchange Act of 1934.

PROSPECTUS SUPPLEMENTS

We may provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities; (b) the accompanying prospectus supplement provides more specific terms of your securities; and (c) if not in the accompanying prospectus supplement, the pricing supplement will provide the final terms of your securities. It is important for you to consider the information contained in this prospectus, the prospectus supplement and any pricing supplement in making your investment decision.

THE COMPANY

We generate, sell, purchase, transmit and distribute electric power. We serve approximately 444,000 retail customers in northeastern Texas, northwestern Louisiana and western Arkansas. We also sell and transmit power at wholesale to other electric utilities, municipalities, rural electric cooperatives and other market participants. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000). We are a subsidiary of American Electric Power Company, Inc., a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000).

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Form 10-K/A, along with disclosure related to the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Twelve Months Period Ended	Ratio
December 31, 2000	2.55
December 31, 2001	3.18
December 31, 2002	2.95
December 31, 2003	3.10
December 31, 2004	3.16
March 31, 2005	3.44

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

USE OF PROCEEDS

The net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business. Unless stated otherwise in a prospectus supplement, these purposes include redeeming or repurchasing outstanding debt, replenishing working capital, financing our subsidiaries’ ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering. The proceeds from the sale of Trust Preferred Securities by a trust will be invested in Debt Securities issued by us. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds of the sale of such Debt Securities to the applicable trust for the above purposes.

THE TRUSTS

SWEPCo Capital Trust I, SWEPCo Capital Trust II and SWEPCo Trust III (each a “trust”) are statutory business trusts created under the Delaware Statutory Trust Act pursuant to amended and restated declarations of trust, among SWEPCo, The Bank of New York, as the Property Trustee, The Bank of New York (Delaware) as Delaware Trustee and two employees of SWEPCo as Administrative Trustees. In this prospectus, we refer to these declarations as the trust agreements.

Each trust exists solely to:

-	issue and sell its Trust Preferred Securities (including Trust Capital Securities) and Trust Common Securities (the “Trust Securities”);

-	use the proceeds from the sale of its Trust Securities to purchase and hold a series of our Debt Securities;

-	maintain its status as a grantor trust for federal income tax purposes; and

   - engage in other activities that are necessary or incidental to these purposes.

We will purchase all of the Trust Common Securities. The Trust Common Securities will represent an aggregate liquidation amount equal to at least 3% of the total capital of the trust. Payments will be made on the Trust Common Securities pro rata with the Trust Preferred Securities, except that the Trust Common Securities’ right to payment will be subordinated to the rights of the Trust Preferred Securities if there is a default under the trust agreement resulting from an event of default under the applicable indenture.

We will guarantee the Trust Preferred Securities as described later in this prospectus.

Each trust’s business and affairs will be conducted by its Administrative Trustees, as set forth in the trust agreement. The office of the Delaware Trustee in the State of Delaware is 700 White Clay Center, Newark, Delaware 19711. The trust’s offices are located at 1 Riverside Plaza, Columbus, Ohio 43215; the telephone number is (614) 716-1000.

ACCOUNTING TREATMENT OF TRUSTS

For financial reporting purposes, the debt instruments issued to the trusts will be included in our consolidated financial statements under the long-term debt section. Appropriate disclosures concerning the Trusts, the Guarantees, the Senior Notes and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements.

DESCRIPTION OF THE SENIOR NOTES
General

We will issue the Senior Notes under the Indenture dated February 25, 2000 (as previously supplemented and amended) between us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures that we have filed or will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee’s offices at 101 Barclay Street, New York, New York.

The Indenture does not limit the amount of Senior Notes that may be issued. The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors pursuant to any supplemental indentures. Each series of Senior Notes may differ as to their terms.

The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by a Mortgage and Deed of Trust, dated as of February 1, 1940 (as previously supplemented and amended) between us and The Bank of New York, as trustee. For current information on our debt outstanding see our most recent Form 10-K and Form 10-Q. See Where You Can Find More Information.

The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund. We expect that the Senior Notes will be “book-entry,” represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

The interest rate and interest and other payment dates of each series of Senior Notes issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note.

Redemptions

If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem Senior Notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Senior Notes of a series at one time, the Trustee selects the Senior Notes to be redeemed in a manner it determines to be fair.

Remarketed Senior Notes

If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to redeem Senior Notes, the holders’ right to tender Senior Notes, and any other provisions.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

If we issue note certificates, they will be registered in the name of the noteholder. The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

Interest Rate

The interest rate on the Senior Notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

For a discussion of our ability to defer interest payments on the Senior Notes, see Description of Trust Preferred Securities—Option to Extend Interest Payment Period.

Fixed Rate Notes

A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a Senior Note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

Each floating rate Senior Note will have an interest rate formula. The applicable pricing supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

“Event of Default” means any of the following:

-	failure to pay the principal of (or premium, if any, on) any Senior Note of a series for three days after payment is due;

-	failure to pay any interest on any Senior Note of any series for 30 days after payment is due;

-	failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;

-	failure to pay any sinking fund installment for three days after payment is due;

-	certain events of bankruptcy or insolvency; or

-	any other event of default specified in a series of Senior Notes.

An Event of Default for a particular series of Senior Notes does not necessarily mean that an Event of Default has occurred for any other series of Senior Notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series within ten days after the date of such notice (“Repayment Acceleration”). In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Senior Notes are issued to a trust, see Description of Trust Preferred Securities-Enforcement of Certain Rights of Holders of Trust Preferred Securities.

The Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

Modification of Indenture

Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed. Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell our assets substantially as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the Senior Notes.

Legal Defeasance

We will be discharged from our obligations on the Senior Notes of any series on the 91st day after the date of the deposit referred to in the first item below if, among other things:

-
we deposit with the Trustee sufficient cash or government securities to pay (i) the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series and (ii) any applicable mandatory sinking fund payments on the day such payments are due;

-	we deliver to the Trustee an opinion of counsel to the effect that such provision would not cause any outstanding Senior Notes then listed on a national security exchange to be delisted; and

-	we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

Covenant Defeasance

We will be discharged from our obligations under certain restrictive covenants applicable to the Senior Notes of a particular series if, among other things, we perform all of the actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

General

We will issue the Junior Subordinated Debentures directly to the public or to a trust under the Subordinated Indenture to be entered into by us and the Subordinated Indenture Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Subordinated Indenture. If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC. See Where You Can Find More Information on how to locate these documents.

The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to “Senior Indebtedness”. You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under Subordination.

The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it. We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Subordinated Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

A prospectus supplement or pricing supplement will include the final terms for each Junior Subordinated Debenture. If we decide to list upon issuance any Junior Subordinated Debenture or Junior Subordinated Debentures on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:

- Maturity
- Fixed or floating interest rate
- Remarketing features
- Certificate or book-entry form
- Redemption
- Not convertible, amortized or subject to a sinking fund
-	Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually
-	Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-annually, or annually
- Issued in multiples of a minimum denomination
- Ability to defer interest payments
- Any other terms not inconsistent with the Subordinated Indenture
-	Issued with Original Issue Discount

The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

Redemption

Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. If we do not redeem all the Junior Subordinated Debentures of a series at one time, the Subordinated Indenture Trustee selects those to be redeemed in a manner it determines to be fair.

Remarketed Junior Subordinated Debentures

If we issue Junior Subordinated Debentures with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Junior Subordinated Debentures including: interest rate, remarketing provisions, our right to purchase or redeem Junior Subordinated Debentures, the holders’ right to tender Junior Subordinated Debentures, and any other provisions.

Junior Subordinated Debenture Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under Book-Entry System. However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder. The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Junior Subordinated Debenture certificates will be made by check.

Original Issue Discount

We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

Interest Rate

The interest rate on the Junior Subordinated Debentures will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

For a discussion of our ability to defer interest payments on the Junior Subordinated Debentures, see Description of Trust Preferred Securities-Option to Extend Interest Payment Period.

Fixed Rate Junior Subordinated Debentures

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture. We will pay interest quarterly or semi-annually, and upon maturity or redemption.

Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Junior Subordinated Debentures

Each floating rate Junior Subordinated Debenture will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

-	failure to pay for three business days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;

-	failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;

-	failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;

-	certain events of our bankruptcy or insolvency; or

  -  any other event of default specified in a series of Junior Subordinated Debentures.

An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture. If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately (“Repayment Acceleration”). In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Junior Subordinated Debentures are issued to a trust, see Description of Trust Preferred Securities-Enforcement of Certain Rights by Holders of Trust Preferred Securities.

The Subordinated Indenture Trustee must within 90 days after a default occurs, notify the holders of the Junior Subordinated Debentures of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

In the case of Junior Subordinated Debentures issued to a trust, a holder of Trust Preferred Securities may institute a legal proceeding directly against us without first instituting a legal proceeding against the Property Trustee of the trust by which those Trust Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Debentures of the related series on or after the due dates specified in those Junior Subordinated Debentures.

Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

Modification of Subordinated Indenture

Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed. Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

Legal Defeasance

We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

-
we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and

-
we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

If this happens, the debentureholders of the series will not be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.
Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series. In that instance, we would remain liable for such amounts.

Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

-	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

-	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

-	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

“Senior Indebtedness” means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

-
all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed, other than outstanding junior subordinated debentures issued pursuant to the Indenture dated as of May 1, 1997;

-
all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and

-	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue. As of June 30, 2003, our Senior Indebtedness (which includes our first mortgage bonds) totaled approximately $782 million.

Governing Law

The Subordinated Indenture and Junior Subordinated Debentures of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business. The Subordinated Trustee is also the Trustee under the Indenture relating to the Senior Notes.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Each trust may issue Trust Preferred Securities and Trust Common Securities under the trust agreement, which we refer to in this prospectus as the Trust Securities. These Trust Securities will represent undivided beneficial interests in the assets of the trust. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement is filed with the SEC herewith and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Trust Preferred Securities.

General

Each trust will exist for the exclusive purposes of:

-	issuing and selling its Trust Preferred Securities and Trust Common Securities;

-	investing the gross proceeds of the Trust Securities in our Debt Securities;

-	maintaining its status as a grantor trust for federal income tax purposes;

-	making distributions; and

-	engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

Our Debt Securities will be the sole assets of each trust, and our payments under the Debt Securities will be the sole income of each trust. No separate financial statements of any trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because no trust would have any independent operations and the only purposes of each trust are those described above. We do not expect that any trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o Southwestern Electric Power Company, 1 Riverside Plaza, Columbus, OH 43215.

Each trust will exist until terminated as provided in its trust agreement. The trustees of each trust will be:

-	two of our employees or officers or two employees or officers of our affiliates as administrators (the “Administrative Trustees”); and

-
The Bank of New York, which will act as Property Trustee and as indenture trustee for purposes of the Trust Indenture Act (the “Property Trustee”) and The Bank of New York (Delaware) which will act, for the purpose of complying with the provisions of the Delaware Statutory Trust Act, as Delaware Trustee (the “Delaware Trustee”).

The trust agreement will authorize the Administrative Trustees to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each trust in a total liquidation amount of at least three percent of the total capital of the trust.

Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each trust will be used to purchase our Debt Securities, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each trust, but only to the extent the respective trust has funds legally available for and cash sufficient to make those payments and has not made the payments. See Description of Guarantees below.

Each Guarantee, when taken together with our obligations under the related Debt Securities, the related indenture and the related trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the respective trust. The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act or the Delaware Statutory Trust Act.

Provisions of a Particular Series

Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

-	the name of the Trust Preferred Securities;

-	the liquidation amount and number of Trust Preferred Securities issued;

-	the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

-	whether distributions will be cumulative and, in the case of Trust Preferred Securities, having cumulative distribution rights, the date from which distributions will be cumulative;

-
the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

-	the terms and conditions, if any, upon which the Debt Securities and the related Guarantee may be distributed to holders of the Trust Preferred Securities;

-	any securities exchange on which the Trust Preferred Securities will be listed;

-	any remarketing features of the Trust Preferred Securities;

-	the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities; and

-	any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

Terms of the Trust Preferred Securities issued by each trust will mirror the terms of the Debt Securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of Debt Securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that trust. The prospectus supplement will also set forth whether the Debt Securities to be issued to a trust will be Senior Notes or Junior Subordinated Debentures.

Distributions

The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable.

Each trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase our Debt Securities. The income of a trust available for distribution to holders of the Trust Preferred Securities issued by that trust will be limited to payments under those Debt Securities. If we do not make payments on the Debt Securities, a trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us as described herein under Description of Guarantees.

Option to Accelerate Maturity Date

If, at any time the Debt Securities are held by a trust, we are not able to deduct the interest payable on the Debt Securities as a result of a Tax Event, then we have the right to accelerate the stated maturity of the Debt Securities to the minimum extent required so that interest on the Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity may not be less than 15 years from the date of the original issuance. Moreover, we may not accelerate the stated maturity unless we have received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Trust Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

Option to Extend Interest Payment Period

If the applicable prospectus supplement so states, we will have the right to defer the payment of interest on the Debt Securities at any time or from time to time for a period, which we refer to in this prospectus as an “extension period,” not exceeding 20 consecutive quarterly periods with respect to each extension period. During each extension period we shall have the right to make partial payments of interest on the Debt Security on any interest payment date. At the end of each extension period we shall pay all interest then accrued and unpaid. No extension period may extend beyond the stated maturity of the Debt Securities or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a trust will be deferred during any such extension period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an extension period, interest will continue to accrue and holders of Debt Securities, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes. We will provide further discussion of the accrual of original issue discount in the applicable prospectus supplement.

Prior to the termination of any extension period, we may further defer the payment of interest, provided that, unless the applicable prospectus supplement states otherwise, no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Debt Securities. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the applicable trustee and the Property Trustee notice of our election of an extension period at least one business day prior to the earlier of the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such extension period and the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The applicable trustee will give notice of our election to begin a new extension period to the holders of the Trust Preferred Securities.

Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the Guarantee has occurred and is continuing, we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities.

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of Trust Preferred Securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under Book-Entry System. However, if we issue certificates, they will be issued in the name of the security holder.

Trust Preferred Securities of any series will be exchangeable for other Trust Preferred Securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, Trust Preferred Securities may be presented for exchange or registration of transfer--duly endorsed or accompanied by a duly executed instrument of transfer--at the office of the Property Trustee, without service charges but upon payment of any taxes and other governmental charges as described in the trust agreement. Such transfer or exchange will be effected upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

The Property Trustee will not be required to issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any Trust Preferred Securities selected for redemption except, in the case of any Trust Preferred Security to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

Distributions and other payments on Trust Preferred Securities issued in the form of global securities will be paid in the manner described under Book-Entry System.

The paying agent initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees. If the Property Trustee is no longer the paying agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrative Trustees, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the Property Trustee and the Administrative Trustees at which time the paying agent will return all unclaimed funds and all other funds in its possession to the Property Trustee.

Redemption

Upon the repayment or redemption, in whole or in part, of the Debt Securities held by a trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that trust, upon not less than 30 nor more than 60 days’ notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Debt Securities. If less than all the Debt Securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Debt Securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust.

Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the Debt Securities held by a trust:

-	on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or

-
prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

“Like Amount” means:

-
with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Debt Securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes; and

-
with respect to a distribution of Debt Securities to holders of Trust Securities in connection with a dissolution or liquidation of a trust, Debt Securities having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Debt Securities are distributed.

“Tax Event” means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change--including any announced prospective change--in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

-
the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Debt Securities we have issued to that trust;

-
interest payable by us on the Debt Securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

-	the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

“Investment Company Event” means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change--including any announced prospective change--in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of Trust Preferred Securities.

If and for so long as a trust is the holder of all the Debt Securities issued by us to that trust, we will pay, with respect to the Debt Securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding Trust Preferred Securities and Trust Common Securities of a trust will not be

22

reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

Redemption Procedures

Trust Preferred Securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debt Securities held by that trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also Subordination of Trust Common Securities.

If a trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the Guarantee as described under Description of Guarantees, distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a global Trust

Preferred Security, in accordance with the depository’s customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Debt Securities, on and after the redemption date interest will cease to accrue on the Debt Securities or portions of them called for redemption.

Remarketed Trust Preferred Securities

If we issue Trust Preferred Securities with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Trust Preferred Securities including: interest rate, remarketing provisions, our right to purchase or redeem Trust Preferred Securities, the holders’ right to tender Trust Preferred Securities, and any other provisions.

Subordination of Trust Common Securities

If on any distribution date or redemption date a payment event of default with respect to the underlying Debt Securities has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

In the case of any event of default under the trust agreement, as defined below, resulting from an event of default with respect to the underlying Debt Securities, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all events of default under the related trust agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Debt Securities held by that trust.

The holders of all the outstanding Trust Common Securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the Debt Securities held by that trust to be distributed in liquidation of the trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the trust.

Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

-	events of bankruptcy, dissolution or liquidation involving us or the holder of the Trust Common Securities, as specified in the trust agreement;

-
the giving by the holder of the Trust Common Securities issued by the trust of written direction to the Property Trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the Trust Common Securities;

-	the redemption of all the Trust Preferred Securities issued by the trust in connection with the repayment or redemption of all the Debt Securities as described under “Redemption”; and

   - the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the Trust Securities issued by the trust a Like Amount of the related Debt Securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the “liquidation distribution.” If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Debt Securities, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See Subordination of Trust Common Securities.

After the liquidation date is fixed for any distribution of Debt Securities we have issued to a trust,

-	the Trust Preferred Securities issued by that trust will no longer be deemed to be outstanding,

-
the depository or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debt Securities to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depository or its nominee, and

-
any certificates representing the Trust Preferred Securities not held by the depository or its nominee will be deemed to represent the Debt Securities having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

If we do not redeem the Debt Securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the Debt Securities are not distributed to holders of the Trust Preferred Securities issued by that trust, the Trust Preferred Securities will remain outstanding until the repayment of the Debt Securities and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

There can be no assurance as to the market prices for Trust Preferred Securities or the related Debt Securities that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Debt Securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Certain Covenants

In connection with the issuance of Trust Preferred Securities by a trust, we will agree:

-
to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any trust to which Debt Securities have been issued while such Debt Securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the Trust Common Securities;

-
not to voluntarily dissolve, wind up or liquidate a trust to which Debt Securities have been issued, other than in connection with a distribution of Debt Securities to the holders of the Trust Preferred Securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the trust agreements; and

-
to use our reasonable efforts, consistent with the terms and provisions of the trust agreements, to cause each trust to which Debt Securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the preferred security Guarantee has occurred and is continuing, we will also agree that we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities, other than, in each case, repurchases, redemptions or other acquisitions of shares of our:

-
capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

-
as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

-	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

-	payments under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities;

-
any declaration of a dividend in the form of capital stock in connection with any shareholders’ rights plan, or the issuance of rights to capital stock under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

-
any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

-
we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

-	we are in default with respect to our payment of any obligations under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities; or

   - an extension period is continuing.

We will also agree that, if and for so long as a trust is the holder of all Debt Securities issued by us in connection with the issuance of Trust Preferred Securities by that trust and that trust is required to pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the Debt Securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

Events of Default

Any one of the following events constitutes an event of default with respect to the Trust Preferred Securities issued by a trust under the related trust agreement:

-	default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

-	default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable;

-
default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement;

-
the occurrence of an event of default under the applicable indenture relating to the Debt Securities held by a trust (see Description of the Senior Notes-Events of Default and Description of the Junior Subordinated Debentures-Events of Default);

-
the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee or all or substantially all of its property if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

-	the occurrence of certain events of bankruptcy or insolvency with respect to the trust.

Within five business days after the occurrence of certain events of default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the event of default to the respective holders of Trust Securities and the respective Administrative Trustees, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related Debt Securities, the Property Trustee must notify the holders and the Administrative Trustees that we intend to defer these interest payments, unless we have revoked our determination to do so.

The applicable trust agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities.

The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a trust may waive any past default under the applicable trust agreement except:

-	a default in the payment of any distribution when it becomes due and payable or any redemption price;

-
a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

-	a default under the applicable indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable trust agreement.

If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related Debt Securities issued by us to a trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See Subordination of Trust Common Securities, Liquidation Distribution Upon Dissolution, Description of the Senior Notes-Events of Default and Description of Junior Subordinated Debentures-Events of Default.

We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

Voting Rights; Amendment of Trust Agreement

Except as provided below and under Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors and Description of Guarantees-Amendments and Assignment and as otherwise required by law and the applicable trust agreement, the holders of the Trust Preferred Securities issued by a trust will have no voting rights.

The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the trust:

-
to cure any ambiguity, correct or supplement any provisions in the trust agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreements, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities;

-	to facilitate the tendering, remarketing and settlement of the Trust Preferred Securities, as contemplated in the trust agreement;

-
to modify, eliminate or add to any provisions of the trust agreements to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a trust will not be required to register as an “investment company” under the Investment Company Act; or

- to reflect the appointment of a successor trustee.

The trust agreement may be amended by the holders of a majority in aggregate liquidation amount of the Trust Common Securities and the Property Trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s not being taxable other than as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

So long as any Debt Securities are held by a trust, the respective Property Trustee will not:

-
direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the Debt Securities under the related indenture, or execute any trust or power conferred on the Property Trustee with respect to the related Debt Securities;

-	waive any past default that is waivable under the applicable indenture;

-	exercise any right to rescind or annul a declaration that the Debt Securities shall be due and payable; or

-	consent to any amendment, modification or termination of the applicable indenture or the related Debt Securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the applicable indenture would require the consent of each holder of Debt Securities affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities.

A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debt Securities. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

Any required approval of holders of Trust Preferred Securities issued by a trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable trust agreement.

No vote or consent of the holders of Trust Preferred Securities issued by a trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable trust agreement. See above under Redemption.

Notwithstanding that holders of Trust Preferred Securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related Debt Securities and the holders of those Debt Securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right.

If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of Debt Securities on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a “Direct Action”. We will have the right under the applicable indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action.

We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding:

-	no modification of the applicable indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect,

-	no termination of the applicable indenture may occur and

-	no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related Debt Securities have been paid in full and certain other conditions are satisfied.

With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Debt Securities except under the circumstances described in this section.

Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors

The Property Trustee or the Delaware Trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust’s outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its Trust Common Securities and without the consent of the holders of the outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

-
the successor entity either expressly assumes all the obligations of the trust with respect to its Trust Preferred Securities or substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

-	a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Debt Securities;

-
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

-
the Trust Preferred Securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the Trust Preferred Securities are then listed or quoted;

-
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect;

-	the successor entity has a purpose substantially identical to that of the trust;

-
prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

-
we or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable Guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

Information Concerning the Property Trustees

Each Property Trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of Trust Preferred Securities issued by the respective trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers.

Concerning the Property Trustee

We and our affiliates use or will use some of the services of the Property Trustee in the normal course of business.

Miscellaneous

The Administrative Trustees and the Property Trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Debt Securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, each Property Trustee and the holders of Trust Common Securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

Holders of the Trust Preferred Securities have no preemptive or similar rights.

A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

The trust agreement and the Trust Preferred Securities will be governed by Delaware law.

DESCRIPTION OF GUARANTEES

Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will appoint The Bank of New York as Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related trust. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of guarantee agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

General

Unless otherwise provided in a prospectus supplement, we will fully and unconditionally agree, to the extent described herein, to pay the Guarantee payments, as defined below, to the holders of the Trust Preferred Securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the “Guarantee payments,” will be subject to the respective Guarantee:

-	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the trust has funds on hand available therefor;

-	the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the trust has funds on hand available therefor; and

-	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related Debt Securities are distributed to holders of the Trust Preferred Securities, the lesser of:

(1) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available therefor; and

(2) the amount of assets of the trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the trust.

Our obligation to make a Guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the trust to pay these amounts to the holders.

Each Guarantee will be an irrevocable guarantee of the obligations of the respective trust under its Trust Preferred Securities, but will apply only to the extent that the trust has funds sufficient to make these payments.

If we do not make payments on the Debt Securities held by a trust, the trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the Guarantee. See Status of the Guarantees. The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

We will enter into an agreement as to expenses and liabilities with each trust to provide funds to such trust as needed to pay obligations of the trust to parties other than the holders of the Trust Preferred Securities. We have, through the Guarantees, the trust agreements, the agreements as to expenses and liabilities, the applicable Debt Securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust’s obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust’s obligations in respect of its Trust Preferred Securities. See Relationship Among Trust Preferred Securities, Debt Securities and Guarantees.

Status of the Guarantees

Each Guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each Guarantee.

Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the Guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee payments in full to the extent not paid or distributed by the respective trust.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under Description of Trust Preferred Securities-Voting Rights; Amendment of Trust Agreement. All Guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding.

Events of Default

An event of default under a Guarantee will occur upon our failure to perform any of our payment obligations under the Guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related trust, the Guarantee Trustee or any other person or entity.

We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee.

Consolidation, Merger, Sale of Assets and Other Transactions

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes our obligations under the Guarantee.

Information Concerning the Guarantee Trustee

The Guarantee Trustee, other than during the occurrence and continuance of a default by us in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee agreement. After a default with respect to the Guarantee, the Guarantee Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

Termination of the Guarantees

Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective trust and upon distribution of the related Debt Securities to the holders of the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

Governing Law

Each Guarantee will be governed by New York law.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Guarantee Trustee in the normal course of business.

We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
DEBT SECURITIES AND GUARANTEES

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably Guaranteed by us as and to the extent set forth under Description of Guarantees. Taken together, our obligations under the related Debt Securities, the applicable indenture, an agreement as to expenses and liabilities, the related trust agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional Guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional Guarantee of each trust’s obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Debt Securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Debt Securities having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

Sufficiency of Payments

As long as payments are made when due on the Debt Securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that trust, primarily because:

-	the aggregate principal amount of the Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

-	the interest rate and interest and other payment dates on the Debt Securities will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

-	we will pay for any and all costs, expenses and liabilities of the trust except the trust’s obligations to holders of the related Trust Securities; and

-	the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

Under the circumstances set forth under Description of Trust Preferred Securities-Enforcement of Certain Rights by Holders of Trust Preferred Securities, holders of Trust Preferred Securities may bring a Direct Action against us.

A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related trust or any other person or entity. See Description of Guarantees.

Limited Purpose of Trust

The Trust Preferred Securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Debt Securities. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a trust, or from us under a Guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related Debt Securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the Trust Preferred Securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See Description of Trust Preferred Securities-Liquidation Distribution Upon Dissolution. Since we are the guarantor under each of the Guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust’s obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Debt Securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

BOOK-ENTRY SECURITIES -- REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

Unless otherwise stated in a prospectus supplement, the Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note certificate will be issued for each issue of the securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC , in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at http://www.dtcc.com.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The

Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults and proposed amendments to the securities documents. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices by provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or our agent’s responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the Tender/Remarketing Agent, and shall effect delivery of such securities by causing the Direct Participant to transfer the Participant’s interest in the securities, on DTC’s records, to the Tender/Remarketing Agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to the Tender/Remarketing Agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to our agent or us. Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Securities may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

The Agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

By Underwriters

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

We may also sell securities directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the “Act”), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL OPINIONS

Jeffrey D. Cross or Thomas G. Berkemeyer, Deputy General Counsel and Associate General Counsel, respectively, of American Electric Power Service Corporation, our service company affiliate, will issue an opinion about the legality of the securities for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the trust agreement and the creation of the trusts will be passed upon by Richards Layton & Finger, P.A., Wilmington, Delaware.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche llp, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003 and 2004), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

SOUTHWESTERN ELECTRIC POWER COMPANY

% Senior Notes, Series E, due 2017

___________________________

PROSPECTUS SUPPLEMENT

January , 2007
___________________________

Joint Book-Running Managers

Goldman, Sachs & Co.	Lehman Brothers	Wachovia Securities

Co-Managers

Calyon Securities (USA)	Fifth Third Securities, Inc.	SOCIETE GENERALE